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                                                                   EXHIBIT 3.1.2

                           CERTIFICATE OF AMENDMENT
                                      OF
                         ARTICLES OF INCORPORATION OF

                         NOTIFY TECHNOLOGY CORPORATION



     The undersigned, Paul F. DePond and Gerald W. Rice, hereby certify that:

     1. They are the duly elected and acting President and Chief Financial Officer, respectively, of Notify Technology Corporation, a California corporation.

     2. The first sentence of Article III of the Articles of Incorporation of this corporation is hereby amended in its entirety to read as follows:

               "The total number of shares of stock the corporation shall have authority to issue is Thirty-Five Million (35,000,000), which shall be divided into two classes as follows: (a) Thirty Million (30,000,000) shares of Common Stock, $0.001 par value per share (hereinafter "Common Stock"), and (b) Five Million (5,000,000) shares of Preferred Stock, $0.001 par value per share (hereinafter "Preferred Stock")."

     3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

     4. The foregoing amendment of Articles of Incorporation has been duly approved by the shareholders of this corporation in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of Common Stock entitled to vote with repect to the foregoing amendment was 5,267,674 shares. The percentage vote required for the approval of the amendment herein set forth was more than fifty percent (50%) of the Common Stock of the corporation, voting as a single class.
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     The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of their own knowledge.

Dated:  July 11, 2001


                              /s/ Paul F. DePond
                              ---------------------------------------
                              Paul F. DePond, President


                              /s/ Gerald W. Rice
                              ---------------------------------------
                              Gerald W. Rice, Chief Financial Officer